Exhibit 99.1

FOR IMMEDIATE RELEASE

FCC GRANTS TERRESTAR ATC AUTHORITY

License Enhances TerreStar’s Next
Generation Mobile Wireless Network in US

Reston, VA, January 14, 2010 — On January 13, 2010, the Federal Communications Commission (FCC) granted TerreStar Networks Inc. (TerreStar), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), authority to integrate terrestrial use of TerreStar’s 20 MHz S Band spectrum into its next generation mobile wireless network.  TerreStar plans to use this authority to enhance coverage, capacity and throughput in its integrated mobile satellite and terrestrial communications network that will provide ubiquitous North American access to voice and data services through conventional wireless devices.

In granting the ATC license, the FCC reaffirmed the value that integrated MSS/ATC networks bring by “facilitating increased network capacity, more efficient use of spectrum, extension of coverage for handset operation” as well as “improved emergency communications.”  The FCC also granted a number of technical waivers requested by TerreStar that will permit TerreStar to integrate ATC capability more efficiently.

“We thank the FCC for its ongoing support as we continue to execute on the vision of an integrated satellite and terrestrial mobile wireless network,” said Jeff Epstein, president, TerreStar.  “With the successful launch of TerreStar-1, the validation of our revolutionary TerreStar Genus™ smartphone and the FCC’s grant of ATC authority, we are on track to reshape mobile communications when we launch commercial service later this year.”

About TerreStar Networks Inc.
TerreStar Networks (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to offer a reliable and secure satellite terrestrial mobile broadband network that will provide voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by government, emergency responders, enterprise businesses and rural communities.   TerreStar expects to offer next generation mobile communications through a network of partners and service providers to users who need “anywhere” coverage throughout the United States and Canada.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

For more information, please contact:
Kelly Adams, Director Marketing and Communications
TerreStar Networks
Phone: +1 703-483-7966
Email: kelly.adams@terrestar.com

Chris Fallon
Ruder Finn for TerreStar
Phone: +1 212-715-1691
Email: fallonc@ruderfinn.com
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